Exhibit 99.1

Vulcan Announces First Quarter Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Vulcan Materials Company (NYSE:VMC) today announced first quarter net sales were $772 million compared to $630 million in the first quarter of 2007. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were $160 million in the first quarter as compared to $199 million in the prior year. Operating earnings were $67 million in the first quarter of 2008 compared to $137 million in the prior year. The prior year’s results included EBITDA and operating earnings of $43 million from a gain on sale of real estate in California. Net earnings per diluted share were $0.13 in the first quarter of 2008 as compared to $0.91 per diluted share for the first quarter of 2007. The 2007 result included $0.26 per share referable to the California real estate sale.

Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “Volumes in the quarter were adversely affected by the continuing sharp downturn in residential construction and less favorable weather in certain of our markets. Continued growth in construction activity related to major industrial projects in Texas and along the Gulf Coast mitigated some of this weakness. Pricing for our products remained resilient and helped offset higher energy-related costs and higher noncash charges for depreciation, depletion and amortization, as well as increased interest expense. Approximately one-fourth of the annual expenses for depreciation and interest related to the Florida Rock acquisition was absorbed in the first quarter, which is always the seasonally weakest quarter of the year.

“Integration of the former Florida Rock operations is essentially complete. Identified major one-time synergies have been realized and, by the end of the year, we will be on track to achieve the ongoing annual synergies we anticipated with the acquisition of Florida Rock. We have completed the divestitures required by the Department of Justice. As previously announced, we received both cash and strategic assets in three separate transactions. The cash portion totaled $214 million subject to certain post-closing adjustments. We also received two quarries in Virginia, one quarry in California, a quarry site in Texas, and fee simple ownership of a quarry-leasehold in North Carolina. In the second quarter, we will report an after-tax gain of approximately $0.41 per diluted share referable to the divested assets that were formerly owned by Vulcan prior to the acquisition of Florida Rock. After the divestitures, we control nearly 13 billion tons or an average of 44 years of reserves in highly attractive markets where reserves are limited and where demand for aggregates is expected to grow at above-average rates for many years to come.”

The following table summarizes the major changes in EBITDA and Earnings Per Share from last year’s first quarter:

	EBITDA	EPS
	(millions)	(diluted)
First Quarter 2007 Actual	$199	$0.91
Less: Gain on sale of California real estate in 2007	43	0.26
First Quarter 2007 Actual, excluding real estate gain	$156	$0.65
Increase / (Decrease) due to:
Aggregates: Volumes	(22)	(0.15)
Selling prices	31	0.22
Costs	(11)	(0.07)
Asphalt and Concrete	12	0.08
Cement	11	0.08
Selling, administrative and general expenses and other	(17)	(0.11)
Depreciation, depletion, accretion & amortization		(0.24)
Interest expense, net		(0.26)
Additional shares outstanding		(0.07)

First Quarter 2008 Actual	$160	$0.13

Operating Results

Aggregates sales approximated last year’s level as the effect of lower volumes from legacy operations offset improved pricing and the inclusion of sales from former Florida Rock operations. Improvements in aggregates pricing and earnings from the former Florida Rock operations partially offset the earnings effect from the decline in legacy shipments and sharply higher costs for diesel fuel. Total aggregates shipments declined 4 percent compared to the first quarter of 2007. The average sales price for aggregates increased approximately 9 percent. Cost reduction efforts softened the impact of sharp cost increases for energy and the effects of significant declines in production levels. Excluding the effects of higher energy costs and lower production volumes, unit costs of sales for aggregates were flat year-over-year.

Shipments of asphalt mix declined approximately 7 percent while concrete shipments increased due to the addition of Florida Rock operations. Asphalt earnings decreased due principally to increased costs for liquid asphalt and internally-supplied aggregates, as well as the effects of lower sales volumes. Concrete earnings increased as the impact of the addition of Florida Rock operations more than offset the effects of higher costs for cement and internally-supplied aggregates.

Cement earnings reflect the inclusion of the results of Florida Rock’s cement operations for the current year’s first quarter.

Unit costs for diesel fuel increased 53 percent from the prior year and lowered operating earnings approximately $12 million before taxes.

Selling, administrative and general expenses increased $18 million as a $3 million or 3 percent decrease in legacy Vulcan selling, administrative and general expenses was offset by the effect of the addition of the Florida Rock businesses. The increase in interest expense is attributable primarily to debt incurred for the acquisition of Florida Rock.

Depreciation, depletion, accretion and amortization expense increased by $35 million to $95 million versus the prior year’s first quarter. Assets acquired in the Florida Rock acquisition accounted for $32 million of the increase, including approximately $11 million attributable to the write-up of Florida Rock’s assets to fair market values pursuant to purchase accounting.

All results are unaudited.

Outlook

Commenting on the outlook for 2008, Mr. James stated, “Our current earnings outlook for 2008 is subject to a great deal of uncertainty with respect to the economy and financial markets. Our outlook reflects a prolonged and severe downturn in residential construction, weaker contract awards in other end markets, the impact of higher costs for construction inputs and the effect of increasing energy-related costs. In the first quarter, we were able to reduce operating hours and decrease cash fixed costs. We will continue to evaluate costs in all areas in order to ensure that they are aggressively managed in light of the weaker demand outlook. We continue to expect improved pricing for our products to help offset these higher costs.

“Leading indicators such as contract awards indicate a continuation of the significant decline in residential construction as well as growing weakness in other end markets. Higher costs for construction inputs, including steel and energy-related costs such as liquid asphalt and diesel fuel, are also having an adverse impact on the level of construction activity. We now estimate full year aggregates shipments, including Florida Rock operations for the full year, to be flat to up 4 percent versus the prior year.

“A market environment that recognizes the high cost of replacing reserves has been instrumental in helping us to achieve price improvement despite lower volumes. Additionally, aggregates production continues to be affected by increasing costs for energy and steel-based materials. The pricing momentum we achieved in 2005 and 2006 continued in 2007. In 2008, we believe this momentum will continue resulting in price improvement of approximately 8 percent in spite of relatively lower shipments in higher priced markets. Overall, we expect a 5 to 10 percent increase in aggregates segment earnings.

“Asphalt mix and concrete segment earnings should be 10 to 20 percent higher in 2008 due to the inclusion of earnings from Florida Rock’s concrete business. Total concrete volumes for the Company in 2008 should be in the range of 7.0 to 7.3 million cubic yards. The average unit prices for asphalt mix and concrete should increase and partially offset higher costs for key raw materials, including liquid asphalt, cement and internally-supplied aggregates.

“We now expect consolidated EBITDA for 2008 to be in the range of $1.170 to $1.260 billion. Consolidated earnings from continuing operations should be in the range of $3.85 to $4.35 per diluted share. Our 2008 earnings outlook includes $76 million of EBITDA and $0.41 of earnings per diluted share due to gains resulting from the divestiture of two properties that were owned by Vulcan prior to the acquisition of Florida Rock.”

Conference Call

Vulcan will host a conference call at 9:00 a.m. CDT on May 6, 2008. Investors and other interested parties in the U.S. may access the teleconference live by calling 888.713.4216 approximately 10 minutes before the scheduled start. International participants can dial 617.213.4868. The access code is 45191811. A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through May 13, 2008.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of asphalt and concrete.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; risks and uncertainties related to the Company’s acquisition of Florida Rock Industries, Inc., including the ability to successfully integrate its operations and to achieve the anticipated cost savings and operational synergies; the possibility that business may suffer because management’s attention is diverted to integration concerns; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

		Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands, except per share data)

	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2008	2007

Net sales	$ 771,762	$ 630,187
Delivery revenues	45,577	57,000
Total revenues	817,339	687,187

Cost of goods sold	617,312	462,992
Delivery costs	45,577	57,000
Cost of revenues	662,889	519,992

Gross profit	154,450	167,195
Selling, administrative and general expenses	92,576	74,402
Gain on sale of property, plant and equipment, net	3,945	46,387
Other operating (income) expense, net	(796)	2,034
Minority interest in losses of a consolidated subsidiary
	(143)	-
Operating earnings	66,758	137,146

Other (expense) income, net	(2,651)	1,202
Interest income	671	1,323
Interest expense	43,458	6,635
Earnings from continuing operations before income taxes
	21,320	133,036
Provision for income taxes	6,835	43,697
Earnings from continuing operations	14,485	89,339
Loss on discontinued operations, net of tax	(552)	(465)
Net earnings	$ 13,933	$ 88,874
Basic earnings (loss) per share:
Earnings from continuing operations	$ 0.13	$ 0.94
Discontinued operations	-	(0.01)
Net earnings per share	$ 0.13	$ 0.93

Diluted earnings (loss) per share:
Earnings from continuing operations	$ 0.13	$ 0.91
Discontinued operations	-	-
Net earnings per share	$ 0.13	$ 0.91

Weighted-average common shares outstanding:

Basic	108,644	95,172
Assuming dilution	109,898	97,778
Cash dividends declared per share of common stock
	$ 0.49	$ 0.46
Depreciation, depletion, accretion and amortization from continuing operations
	$ 95,856	$ 60,801
Effective tax rate from continuing operations	32.1%	32.8%

			Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2008	2007	2007

Assets
Cash and cash equivalents	$ 51,023	$ 34,888	$ 69,960
Accounts and notes receivable:
Accounts and notes receivable, gross	444,406	427,876	395,124
Less: Allowance for doubtful accounts	(7,131)	(6,015)	(3,108)
Accounts and notes receivable, net	437,275	421,861	392,016
Inventories:
Finished products	310,316	286,591	235,307
Raw materials	31,872	28,330	10,950
Products in process	4,356	4,115	1,628
Operating supplies and other	38,292	37,282	18,531
Inventories	384,836	356,318	266,416
Deferred income taxes	68,522	44,210	22,165
Prepaid expenses	69,537	40,177	15,016
Assets held for sale	148,727	259,775	-
Total current assets	1,159,920	1,157,229	765,573
Investments and long-term receivables	24,743	25,445	2,383
Property, plant and equipment:
Property, plant and equipment, cost	5,956,433	5,805,789	4,026,960
Less: Reserve for depr., depl., & amort	(2,267,613)	(2,185,695)	(2,070,840)
Property, plant and equipment, net	3,688,820	3,620,094	1,956,120
Goodwill	3,900,360	3,789,091	650,206
Other assets	286,162	344,511	196,633
Total assets	$ 9,060,005	$ 8,936,370	$ 3,570,915

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$ 34,834	$ 35,181	$ 727
Short-term borrowings	2,192,689	2,091,500	240,400
Trade payables and accruals	197,529	219,548	156,008
Other current liabilities	183,778	175,649	129,080
Liabilities of assets held for sale	6,434	6,309	-
Total current liabilities	2,615,264	2,528,187	526,215
Long-term debt	1,529,672	1,529,828	321,503
Deferred income taxes	675,425	671,518	290,404
Other noncurrent liabilities	492,215	446,827	338,237
Minority interest	410	410	-
Total liabilities	5,312,986	5,176,770	1,476,359
Shareholders' equity:
Common stock, $1 par value	109,441	108,234	139,705
Capital in excess of par value	1,671,162	1,607,865	228,300
Retained earnings	2,040,864	2,083,718	3,026,224
Accumulated other comprehensive loss	(74,448)	(40,217)	(4,390)
Treasury stock at cost	-	-	(1,295,283)
Shareholders' equity	3,747,019	3,759,600	2,094,556
Total liabilities and shareholders' equity	$ 9,060,005	$ 8,936,370	$ 3,570,915

Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

	Three Months Ended
Consolidated Statements of Cash Flows	March 31
(Condensed and unaudited)	2008	2007

Operating Activities
Net earnings	$ 13,933	$ 88,874
Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation, depletion, accretion and amortization	95,856	60,801
Net gain on sale of property, plant and equipment	(3,945)	(46,387)
Contributions to pension plans	(738)	(292)
Share-based compensation	4,219	3,871
Increase in assets before initial effects of business acquisitions and dispositions
	(52,310)	(21,652)
Increase in liabilities before initial effects of business acquisitions and dispositions
	12,302	11,710
Other, net	(4,177)	1,220
Net cash provided by operating activities	65,140	98,145

Investing Activities
Purchases of property, plant and equipment	(128,664)	(122,636)
Proceeds from sale of property, plant and equipment	6,588	50,823
Proceeds from sale of businesses	17,514	8,418
Payment for businesses acquired, net of acquired cash	(55,885)	(58,857)
Withdrawal from investments and long-term receivables	183	1,435
Withdrawal from nonconsolidated companies, net	519	-
Other, net	217	312
Net cash used for investing activities	(159,528)	(120,505)

Financing Activities
Net short-term borrowings	101,189	41,500
Payment of short-term debt and current maturities	(403)	(320)
Payment of long-term debt	-	(27)
Debt issuance costs	(100)	-
Purchases of common stock	-	(4,800)
Proceeds from issuance of common stock	55,078	-
Dividends paid	(53,177)	(43,762)
Proceeds from exercise of stock options	4,199	22,980
Excess tax benefits from share-based compensation	3,162	15,501
Other, net	575	6,018
Net cash provided by financing activities	110,523	37,090

Net increase in cash and cash equivalents	16,135	14,730
Cash and cash equivalents at beginning of year	34,888	55,230
Cash and cash equivalents at end of period	$ 51,023	$ 69,960

		Table D

Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)

	Three Months Ended
	March 31
	2008	2007
Total Revenues
Aggregates (a)	$536,038	$510,598
Asphalt mix and Concrete (b)	266,628	145,912
Cement (c)	31,087	-
Intersegment sales	(61,991)	(26,323)
Total net sales	771,762	630,187
Delivery revenues	45,577	57,000
Total revenues	$817,339	$687,187

Gross Profit
Aggregates	$126,907	$147,356
Asphalt mix and Concrete	20,074	19,839
Cement	7,469	-
Total gross profit	$154,450	$167,195

Unit Shipments

Aggregates
Customer tons	42,070	45,705
Internal tons (d)	3,917	2,338
Aggregates - tons	45,987	48,043

Asphalt mix - tons	1,903	2,036
Concrete - cubic yards	1,595	504
Cement - tons	290	-

Average Unit Sales Price (including internal sales)

Aggregates (freight adjusted) (e)	$10.19	$9.36
Asphalt mix	$48.95	$47.53
Ready-mixed concrete	$99.51	$95.42
Cement	$98.16	$-

(a) Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.

(b) Includes asphalt mix, ready-mixed concrete, concrete block, precast and prestressed concrete, as well as building materials purchased for resale.

(c) Includes cement and calcium products.

(d) Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e) Freight adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

		Table E

Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the three months ended March 31 is summarized below (amounts in thousands):

	2008	2007

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized	$ 31,404	$ 1,632
Income taxes	13,094	3,145

Supplemental Schedule of Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant and equipment	25,754	29,500
Exchanges of noncash assets and liabilities:
Net assets acquired	29,086	-
Net assets divested	36,586	-
Debt issued for purchases of property, plant and equipment	4	5
Proceeds receivable from exercise of stock options	911	48
Other noncash transactions	16	-
		Table F

Reconciliation of Non-GAAP Performance Measures

	(Amounts in thousands, except per share data)

	Three Months Ended
	March 31
	2008	2007

GAAP Earnings from continuing operations before income taxes	$ 21,320	$ 133,036
Gain on sale of California real estate, net (1)	-	(42,852)
Gain from adjustment in the carrying value of the ECU earn-out (2)
	-	(700)
Earnings from continuing operations before income taxes, as adjusted (3)
	$ 21,320	$ 89,484

GAAP Diluted earnings per share from continuing operations	$ 0.13	$ 0.91
After-tax gain per diluted share resulting from sale of California real estate, net (1)
	-	(0.26)
After-tax gain per diluted share resulting from the adjustment in the carrying value of the ECU earn-out (2)
	-	-
Earnings per share from continuing operations, net of tax, as adjusted (3)
	$ 0.13	$ 0.65

(1) In January 2007, the Company sold approximately 125 acres of vacant land located in San Bernardino County, California resulting in a pretax gain of $43.8 million. The amounts shown above are net of the related incentives ratably applied in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

(2) In June 2005, the Company sold substantially all the assets of its Chemicals business, known as Vulcan Chemicals, to a subsidiary of Occidental Chemical Corporation, Basic Chemicals. Subject to certain conditions as defined in a separate earn-out agreement, Basic Chemicals was required to make payments based on ECU and natural gas prices during the five-year period beginning July 1, 2005. In September 2007, the company received the final payment under the ECU earn-out of $22.1 million, bringing cumulative cash receipts to the $150 million cap. The ECU earn-out was accounted for as a derivative instrument; accordingly, it was reported at fair value. The amount presented in the table above for 2007 reflects the change to the fair value of the ECU derivative, which was recorded within continuing operations pursuant to SAB Topic 5:Z:5.

(3) The Company prepares and reports its financial statements in accordance with GAAP. Internally, management monitors the operating performance of its Construction Materials business using non-GAAP metrics similar to those above. These non-GAAP measures exclude the effects of the items described more fully above.

In Management's opinion, these non-GAAP measures are important indicators of the ongoing operations of our Construction Materials business and provide better comparability between reporting periods because they exclude items that may not be indicative of or are unrelated to our core business and provide a better baseline for analyzing trends in our core operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

		Table G

Reconciliation of Non-GAAP Measures
EBITDA Reconciliations

	(Amounts in thousands)
	Three Months Ended
	March 31
	2008	2007

Reconciliation of Net Cash Provided by Operating Activities to EBITDA

Net cash provided by operating activities	$ 65,140	$ 98,145
Changes in operating assets and liabilities before initial effect of business acquisitions and dispositions
	40,008	9,942
Other items, net	4,641	41,588
Discontinued operations, net of tax	552	465
Income tax expense	6,835	43,697
Interest (income)/expense, net	42,787	5,312

EBITDA	$ 159,963	$ 199,149

Reconciliation of Operating Earnings to EBITDA

Operating earnings	$ 66,758	$ 137,146
Other (expense) income, net	(2,651)	1,202
EBIT	64,107	138,348
Depreciation, depletion, accretion and amortization from continuing operations
	95,856	60,801

EBITDA	$ 159,963	$ 199,149

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. This financial metric is often used by the investment community as one indicator of a company’s ability to incur and service debt. EBITDA is not defined by generally accepted accounting principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

EBITDA is presented for the convenience of the investment professionals that use the metric in their analysis and to provide the Company's shareholders an understanding of one metric management uses to assess performance. Due to the significant write-up of the assets acquired in the November 2007 acquisition of Florida Rock resulting from the application of SFAS 141, Business Combinations, Vulcan's management internally uses EBITDA to assess the operating performance of the acquired Florida Rock assets and consolidated company. Vulcan’s management does not use this metric as a measure to allocate resources internally.

CONTACT:
Vulcan Materials Company
Investor Contact:
Mark Warren,205-298-3220
or
Media Contact:
David Donaldson, 205-298-3220